Issuer Free Writing Prospectus, dated April 25, 2012

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated March 30, 2012

Registration No. 333-180051

Fibria prices global offering

São Paulo, Brazil, April 25, 2012 — Fibria Celulose S.A. announces that on April 24, 2012 it priced its previously announced global offering of 86,000,000 of its common shares, including common shares in the form of American Depositary Shares (“ADSs”), each of which represents one common share. The ADSs were offered internationally at a price of US$8.43 per ADS, and the common shares were offered at a price of R$15.83 per common share.  The aggregate proceeds of the global offering to Fibria, after underwriting discounts and commissions (before expenses), will be equivalent to approximately R$1.35 billion.

Existing holders of common shares (but not ADSs) of Fibria were given the right to subscribe for shares on a priority basis.  Votorantim Industrial S.A. and BNDES Participações S.A., the largest shareholders of Fibria, have agreed to purchase a total of 51,392,092 common shares in the Brazilian offering to maintain their aggregate ownership of approximately 59.8% of our common shares after the offering.

The ADSs are listed on The New York Stock Exchange under the symbol FBR.  The ADSs offered in the global offering are expected to be delivered on Monday, April 30, 2012. The common shares are listed on the São Paulo Stock Exchange under the symbol FIBR3.  The shares offered in the global offering are expected to be delivered on Monday, April 30, 2012.

Fibria has granted the international underwriters and the Brazilian underwriters options for a period of up to 30 days beginning on April 24, 2012, to purchase an aggregate of up to 5,191,185 additional common shares (which may include shares in the form of ADSs) to cover over-allotments, if any.

Fibria has filed a registration statement (including a prospectus dated March 12, 2012 and a preliminary prospectus supplement dated March 30, 2012) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents relating to this offering that Fibria has filed with the SEC for more complete information about Fibria and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Fibria, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the preliminary prospectus supplement and this free writing prospectus if you so request by calling BofA Merrill Lynch at 1-866-500-5408 or Itau BBA at 1-212-710-6785.

Forward-Looking Statements:

This document may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that are not based on historical facts and are not assurances of future results. These forward-looking statements are based on management’s current expectations and estimates about future events and financial trends, which affect or may affect our businesses and results of operations. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify estimates and forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations and our future results may differ materially from those expressed in these estimates and forward-looking statements.

All forward-looking statements are expressly qualified in their entirety by this cautionary statement, and you should not place reliance on any forward-looking statement contained in this document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.